UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2005

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	0-20242	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 17, 2005, Central Garden & Pet Company (the “Company”) issued a press release announcing that it entered into an Employment Agreement with Bradley P. Johnson (the “Employment Agreement”) dated September 30, 2005. The Employment Agreement, which has a term of five years, provides that Mr. Johnson will serve as President of the Company’s Garden Group at an annual salary of $450,000. He is also eligible for certain other compensation, including an annual bonus. In addition, the Employment Agreement provides for a grant of 20,000 shares of restricted stock and 20,000 stock options.

The Employment Agreement requires the Company to provide Mr. Johnson with life insurance, benefits under the Company’s 401(k) plan, an automobile allowance and with fringe benefits generally available to executives of the Company. The Company will also reimburse Mr. Johnson for certain relocation expenses and for a portion of the difference in the interest costs associated with a new primary residence in the Walnut Creek, California area and his current primary residence.

The foregoing discussion is qualified in its entirety by the specific terms of the Employment Agreement, a copy of which is attached as Exhibit 10.1 of this Form 8-K. The Employment Agreement is incorporated herein by reference.

In connection with the execution of the Employment Agreement, the Company and Mr. Johnson entered into an Agreement to Protect Confidential Information, Intellectual Property and Business Relationships and a Post Termination Consulting Agreement. Forms of both of these agreements have been previously filed by the Company with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement between Central Garden & Pet Company and Bradley P. Johnson, dated September 30, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ Stuart W. Booth
Stuart W. Booth Executive Vice President and Chief Financial Officer

Dated: October 17, 2005

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between Central Garden & Pet Company and Bradley P. Johnson, dated September 30, 2005.

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